EXHIBIT 4.31
TOLL BROTHERS, INC.
EMPLOYEE STOCK PURCHASE PLAN
(Amended and Restated Effective January 1, 2008)
     1. Purpose.
     The purpose of the Toll Brothers, Inc. Employee Stock Purchase Plan, as amended and restated (the “Plan”), is to assist Toll Brothers, Inc. a Delaware corporation (the “Company”), and those of its Affiliates as may be designated by the Committee from time to time in retaining the employment of employees by offering them a greater stake in the Company’s success and a closer identity with it, and to aid in obtaining the services of individuals whose employment would be helpful to the Company and would contribute to its success. This is to be accomplished by providing employees a continuing opportunity to purchase shares of the Company’s common stock, par value $0.01 (“Shares”) through periodic offerings.
     The Plan is intended to permit offerings of Shares in compliance with the provisions of Section 423 of the Code (as hereinafter defined). Except to the extent otherwise specifically provided herein or with respect to a particular offering under the Plan, each offering and the Plan generally shall be administered, interpreted and construed consistent with the provisions of Code Section 423.
     2. Definitions. For purposes of the Plan:
          (a) “Account” means the non-interest bearing account which the Company (or the Affiliate which employs the Participant) shall establish for Participants, to which Participants’ payroll deductions pursuant to the Plan shall be credited.
          (b) “Affiliate” means a corporation which is a parent corporation or a subsidiary corporation with respect to the Company within the meaning of Section 424(e) or (f) of the Code.
          (c) “Agent” means the person or persons appointed by the Board in accordance with Paragraph 3(d).
          (d) “Board” means the Board of Directors of the Company.
          (e) “Code” means the Internal Revenue Code of 1986, as amended.
          (f) “Committee” means the committee described in Paragraph 3(a) or the Board acting in its capacity as administrator of the Plan in the absence of a separate committee established by the Board to act in such capacity.
          (g) “Company” means Toll Brothers, Inc.

          (h) “Eligible Employee” means an employee of the Company or Affiliate who is eligible to participate in the Plan in accordance with the requirements of Paragraph 4 hereof.
          (i) “Fair Market Value” of a Share shall be determined, as of any relevant date, as follows: If the Shares are traded in on the New York Stock Exchange, then Fair Market Value shall be the closing price per share as reported. If not traded on the New York Stock Exchange, but on any other public market, then the Fair Market Value per Share shall be, if the Shares are listed on a national securities exchange, the last reported sale price thereof on the relevant date, or, if the Shares are not so listed or included, the mean between the last reported “bid” and “asked” prices thereof on the relevant date, as reported on NASDAQ or, if not so reported, as reported by the National Daily Quotation Bureau, Inc. or as reported in a customary financial reporting service, as applicable and as the Committee determines.
          (j) “Investment Account” means the account established for a Participant pursuant to Paragraph 9(a) to hold Shares acquired for a Participant pursuant to the Plan.
          (k) “NASDAQ” means the National Association of Security Dealers, Inc. Automated Quotations System.
          (l) “Offering Period” means each three month period commencing on January 1, April 1, July 1 and October 1 of each calendar year.
          (m) “Participant” means an Eligible Employee who makes an election to participate in the Plan in accordance with Paragraph 5 hereof.
          (n) “Plan” means the Toll Brothers, Inc. Employee Stock Purchase Plan, as amended and restated herein, and as may be amended from time to time.
          (o) “Plan Year” means the calendar year.
          (p) “Purchase Date” means the last business day of each Offering Period.
          (q) “Purchase Price” means the purchase price as established under Paragraph 5 of the Plan.
          (r) “Share” or “Shares” means a share or shares of the Company’s Common Stock, $0.01 par value.
          (s) “Subscription Agreement” means the agreement between the Participant and his or her employer pursuant to which the Participant authorizes payroll deductions to the Account.
     3. Administration.
          (a) The Plan shall be administered by the Board of Directors or by a committee of the Board consisting of one or more members designated by the Board. No member of the Board of Directors who is eligible to participate in the Plan may vote on any matter affecting the administration of the Plan. If a Committee is established, no member of the

Board of Directors who is also eligible to participate in the Plan may be a member of the Committee. If, at any time, there are fewer than three members of the Committee eligible to serve in such capacity for purposes of administration of the Plan, the Board of Directors shall appoint one or more members of the Board of Directors, who shall qualify hereunder, to serve as members of the Committee solely for purposes of administration. All Committee members shall serve, and may be removed, at the pleasure of the Board of Directors.
          (b) For purposes of administration of the Plan, a majority of the members of the Committee eligible to serve as such shall constitute a quorum, and any action taken by a majority of such members of the Committee present at any meeting at which a quorum is present, or acts approved in writing by all members of the Committee, shall be the acts of the Committee.
          (c) Subject to the express provisions of the Plan, the Committee shall have full discretionary authority to interpret the Plan, to issue rules for administering the Plan, to change, alter, amend or rescind such rules, and to make all other determinations necessary or appropriate for the administration of the Plan. All determinations, interpretations and constructions made by the Committee with respect to the Plan shall be final and conclusive. No member of the Board of Directors or the Committee shall be liable for any action, determination or omission taken or made in good faith with respect to the Plan or any right granted hereunder.
          (d) The Committee may engage an Agent to purchase Shares on each Purchase Date and to perform custodial and record keeping functions for the Plan, such as holding record title to Shares acquired by Participants under the Plan, maintaining an individual Investment Account for each such Participant and providing periodic account status reports to such Participants.
          (e) The Committee shall have full discretionary authority to delegate ministerial functions to management of the Company.
     4. Eligibility.
          (a) Eligibility to Participate. All employees of the Company, and of such of its Affiliates as may be designated for such purpose from time to time by the Committee, who are customarily employed by the Company or an Affiliate for both twenty (20) hours or more per week and more than five months in a calendar year shall be eligible to participate in the Plan for that Offering Period; provided, however, that no employee who owns stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or an Affiliate shall be eligible to participate in the Plan. In determining stock ownership for purposes of the preceding sentence, the rules of Section 424(d) of the Code shall apply and stock which the employee may purchase under outstanding options, including rights to purchase stock under the Plan, shall be treated as stock owned by the employee.
          (b) Commencement of Participation. Each employee who is eligible to participate in the Plan under the terms of this Paragraph 4(a) shall be eligible to commence contributions as of the first day of the calendar month starting after the employee has been employed for 60 days, such contributions to be used for purchases permitted under the terms of the Plan for the Offering Period first ending after the date of such contributions.
          (c) Employment. For purposes of this Paragraph 4, “employment” shall be interpreted in accordance with the provisions of Section 1.421-7(h) of the Treasury Regulations (or any successor regulations).
     5. Election to Participate.
     Each Eligible Employee shall be granted the right to purchase during an Offering Period a number of Shares in accordance with such employee’s method of election pursuant to this Paragraph 5 that shall not exceed a number equal to $6,250 divided by the fair market value of a single Share (determined as of the Purchase Date applicable with respect to such Offering Period). An Eligible Employee may elect to participate in the Plan in accordance with the purchase methods described below in this Paragraph 5:
          (a) 15% Discount Purchase Program.
               (i) Initial Subscription Agreements Using Payroll Deductions. Each Eligible Employee may become a Participant by filing a 15% Discount Subscription Agreement authorizing specified regular payroll deductions. A 15% Discount Subscription Agreement authorizing such payroll deductions must specify the date on which deduction is to commence, which may not be retroactive. All payroll deductions shall be recorded in the Accounts. All funds recorded in Accounts may be used by the Company and Affiliates for any corporate purpose, subject to the Participant’s right to withdraw at any time an amount equal to the balance accumulated in his or her Account as described in Paragraph 8 below. Funds credited to Accounts shall not be required to be segregated from the general funds of the Company or any Affiliate.
               (ii) Subsequent Subscription Agreements. Any Participant may file a 15% Discount Subscription Agreement subsequent to his or her filing an initial 15% Discount Subscription Agreement changing the terms of his or her participation in accordance with this Paragraph 5(a)(ii).
               (iii) Change in Contribution Rate. A Participant may at any time increase or decrease (or revoke) his or her payroll deduction rate by filing a new 15% Discount Subscription Agreement with the Committee during a calendar quarter which will supersede any prior 15% Discount Subscription Agreement effective as soon as practicable, but in no event more than thirty (30) days, after receipt of such new 15% Discount Subscription Agreement by the Committee. If a Participant does not file a new 15% Discount Subscription Agreement, the terms of the 15% Discount Subscription Agreement, if any, in effect with respect to the immediately preceding calendar quarter shall remain in effect for the new calendar quarter.
               (iv) Purchase Price. The Purchase Price per Share with respect to purchases made by means of participation in the Plan through the 15% Discount Purchase Program under this Paragraph 5(a) shall be equal to 85% of the Fair Market Value of a Share determined as of the Purchase Date.

               (v) Restrictions. Shares purchased by means of participation in the Plan through the 15% Discount Purchase Program under this Paragraph 5(a) shall not be transferable until the third anniversary of the Purchase Date on which such Shares were purchased. If an employee terminates employment with the Company or an Affiliate for any reason, such Shares shall continue to be subject to the restrictions on transfer imposed under this Paragraph 5(a)(v) until the third anniversary of the Purchase Date on which such Shares were purchased, and shall thereafter be transferable without such restrictions.
               (vi) Cash Purchases. In addition to purchases made through payroll deductions as described above in this Paragraph 5(a), any employee who is eligible to participate in the Plan shall be permitted to make purchases of Shares on any Purchase Date by means of a cash payment of the Purchase Price per Share under the 15% Discount Purchase Program, subject in all cases to the limitations and restrictions set forth in this Paragraph 5(a).
          (b) 5% Discount Purchase Program.
               (i) Initial Subscription Agreements Using Payroll Deductions. Each Eligible Employee may become a Participant by filing a 5% Discount Subscription Agreement authorizing specified regular payroll deductions. A 5% Discount Subscription Agreement authorizing such payroll deductions must specify the date on which deduction is to commence, which may not be retroactive. All payroll deductions shall be recorded in the Accounts. All funds recorded in Accounts may be used by the Company and Affiliates for any corporate purpose, subject to the Participant’s right to withdraw at any time an amount equal to the balance accumulated in his or her Account as described in Paragraph 8 below. Funds credited to Accounts shall not be required to be segregated from the general funds of the Company or any Affiliate.
               (ii) Subsequent Subscription Agreements. Any Participant may file a 5% Discount Subscription Agreement subsequent to his or her filing an initial 5% Discount Subscription Agreement changing the terms of his or her participation in accordance with this Paragraph 5(b)(ii).
               (iii) Change in Contribution Rate. A Participant may at any time increase or decrease (or revoke) his or her payroll deduction rate by filing a new 5% Discount Subscription Agreement with the Committee during a calendar quarter which will supersede any prior 5% Discount Subscription Agreement effective as soon as practicable, but in no event more than thirty (30) days, after receipt of such new 5% Discount Subscription Agreement by the Committee. If a Participant does not file a new 5% Discount Subscription Agreement, the terms of the 5% Discount Subscription Agreement, if any, in effect with respect to the immediately preceding calendar quarter shall remain in effect for the new calendar quarter.
               (iv) Purchase Price. The Purchase Price per Share with respect to purchases made by means of participation in the Plan through the 5% Discount Purchase Program under this Paragraph 5(b) shall be equal to 95% of the Fair Market Value of a Share determined as of the Purchase Date.

               (v) No Restrictions. No Shares purchased by means of participation in the Plan through the 5% Discount Purchase Program under this Paragraph 5(b) shall be subject to any restrictions. Shares acquired under the 5% Discount Purchase Program may be transferred by the employee (or, in the case of death, the employee’s representative) as soon as practicable following the receipt of such request, and there shall be no restrictions on the disposition of any such Shares.
               (vi) Cash Purchases. In addition to purchases made through payroll deductions as described above in this Paragraph 5(b), any employee who is eligible to participate in the Plan shall be permitted to make purchases of Shares on any Purchase Date by means of a cash payment of the Purchase Price per Share under the 5% Discount Purchase Program, subject in all cases to the limitations and restrictions set forth in this Paragraph 5(b).
          (c) Provisions Relating to Shares Subject to Restrictions on Transferability. Dividends, if any, paid with respect to Shares which are subject to restrictions on transfer under the terms of the Plan shall be paid over to the employee who purchased such Shares; provided, however, that any dividends in the nature of a stock dividend or stock split shall continue to be retained by the Company and shall be subject to the same restrictions, if any, as are applicable to the Shares with respect to which such distribution was made.
     6. Other Terms and Conditions. The Committee may, with respect to any Offering Period, establish other methods of purchase of Shares under the Plan and impose such terms and conditions on such purchases as it deems appropriate and may, in addition, modify at any time any administrative procedures applicable to the manner in which Eligible Employees participate in the Plan, at the discretion of the Committee, which modifications may include (but are not limited to) changes in the timing and manner in which payroll deductions may be elected by Eligible Employees, the manner in which such elections may be modified by participants from time to time, timing requirements or deadlines applicable to the submission of payments to be used to make cash purchases under the Plan and timing requirements or deadlines applicable to requests for withdrawal from participation in the Plan; provided that:
          (a) All purchase methods implemented under the Plan by the Committee shall be made available to all employees who are eligible to participate in the Plan with respect to that Offering Period;
          (b) The Purchase Date or Dates shall in all events occur during the Offering Period;
          (c) The Purchase Price with respect to any purchases made pursuant to any such purchase methods shall not be less than 85% of the Fair Market Value of a Share determined as of the Purchase Date; and
          (d) Any such additional methods by which Shares may be purchased under the Plan shall be consistent with the provision of the Plan which are intended to keep the Plan in compliance with the statutory requirements of Section 423 of the Code, including all limitations on the number of Shares which may be purchased under the Plan and the number of Shares which may be purchased by an Eligible Employee during any one Offering Period.

          (e) Notwithstanding anything herein to the contrary, all rights of a Participant in the Plan, and all terms and conditions regarding the purchase or transfer of Shares otherwise permitted under the Plan, shall be subject to such rules and regulations as are set out in the Company’s Insider Trading Policy, as that may be amended from time to time, and other Company policies regarding purchases, sales and/or dispositions of Shares, restrictions on transfers of Shares, and any other similar policies, rules, regulations or requirements as may be in effect from time to time.
     7. Calendar Year Limitation on Purchases of Shares.
          (a) No employee may be granted a right to purchase Shares under the Plan to the extent that, taking into account such grant, such employee would have rights to purchase equity securities under the Plan and under all other plans, if any, of the Company and Affiliates that are intended to meet the requirements of Section 423 of the Code, that accrue at a rate which exceeds $25,000 of Fair Market Value of Shares (determined at the time the rights are granted) for each calendar year in which such rights to purchase Shares are outstanding at any time. For purposes of this Paragraph 7:
               (i) The right to purchase Shares accrues when the right (or any portion thereof) first becomes exercisable during the calendar year;
               (ii) No Participant shall be permitted to carry over any rights to acquire Shares accrued with respect to an Offering Period to any subsequent Offering Period; and
               (iii) The limitations set forth in this Paragraph 7 shall be interpreted by the Committee in accordance with applicable rules and regulations issued under Section 423 of the Code so that the Plan remain qualified as a “stock purchase plan” as defined in that Code Section.
          (b) No employee may be granted a right to purchase Shares under the Plan if, immediately following such grant, such employee would own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or an Affiliate. In determining stock ownership for purposes of the preceding sentence, the rules of Section 424(d) of the Code shall apply and stock which the employee may purchase under outstanding options, including rights to purchase stock under the Plan, shall be treated as stock owned by the employee.
          (c) In interpreting the provisions of this Plan, each employee’s rights with respect to each Offering Period shall be treated as an option to acquire Shares under the terms of the Plan which is granted as of same date as the Purchase Date. As a consequence, the maximum number of shares that may be acquired under the Plan is fixed as of the Purchase Dates occurring during each calendar year.
          (d) In addition to any other limitations on the purchase of Shares under the Plan, the Committee may from time to time, at its discretion, establish such other limitations on the number of Shares that may be purchased during any Offering Period.

     8. Termination of Participation in Payroll Deduction Arrangements and Withdrawal of Funds. A Participant may at any time and for any reason, withdraw from participation in the Plan for an Offering Period by filing a notice of withdrawal form with the Committee prior to such deadline as is established for these purposes by the Committee, which shall be no later than the relevant Purchase Date. In the event a Participant timely files a withdrawal notice, the entire balance accumulated in his or her Account as a result of prior payroll deductions shall be paid to such Participant as soon as practicable thereafter and no further payroll deductions shall be made pursuant to the Plan. Partial withdrawals shall not be permitted. A Participant may recommence participation in the Plan by submitting a new Subscription Agreement to the Committee or by otherwise making a purchase under applicable provisions of the Plan regardless of any previous withdrawal from participation.
     9. Method of Purchase and Investment Accounts.
          (a) Exercise of Option for Shares. Each Participant having funds credited to an Account on a Purchase Date shall be deemed, without any further action, to have exercised on such Purchase Date, the option to purchase the number of whole Shares which the funds in such Account would purchase at the Purchase Price, subject to the limit:
               (i) on the aggregate number of Shares that may be made available for purchase to all Participants under the Plan for the term of the Plan, as set forth in Paragraph 10; and
               (ii) on the number of Shares that may be made available for purchase to any individual Participant, as set forth in Paragraphs 5 and 7.
Such option shall be deemed exercised if the Participant does not withdraw such funds before the Purchase Date. All Shares so purchased shall be credited to a separate Investment Account or Accounts for each Participant, established by the Agent, or by the Committee if no Agent has been appointed. The Agent shall hold in its name or the name of its nominee all Shares purchased until such Shares are withdrawn or transferred by a Participant consistent with applicable provisions of the Plan. Each Participant having Shares in an Investment Account shall receive a report at least annually as to the number of Shares held in his or her Investment Account.
          (b) Adjustment of Shares on Application of Aggregate Limits. If the total number of Shares that would be purchased pursuant to Paragraph 9(a) but for the limits described in Paragraph 9(a)(i) exceeds the number of Shares available for purchase under the Plan, then the number of available Shares shall be allocated among the Investment Accounts of Participants in the ratio that the amount credited to a Participant’s Account as of the Purchase Date bears to the total amount credited to all Participants’ Accounts as of the Purchase Date. The cash balance not applied to the purchase of Shares shall be held in Participants’ Accounts subject to the terms and conditions of the Plan.
     10. Shares Subject to Plan. The aggregate maximum number of Shares that may be issued pursuant to the Plan is one million two hundred thousand (1,200,000) (taking into account all Shares issued pursuant to the Plan since its original adoption and making such adjustments as are appropriate to reflect stock splits and/or stock dividends), subject to adjustment as provided in Paragraph 18 of the Plan. The Shares delivered pursuant to the Plan may, at the option of the Company, be Shares purchased specifically for purposes of the Plan, shares otherwise held in treasury or Shares originally issued by the Company for such purpose.
     11. Transfer of Shares. Except as otherwise specified with respect to purchases made under the 15% Discount Purchase Program, a Participant shall have the right at any time to transfer all or a portion of the Shares credited to his or her Investment Account by giving written notice to the Company or its Agent.
     12. Voting. The Committee or the Agent shall cause all Shares held in an Investment Account to be voted in accordance with the Participant’s instructions.
     13. Rights on Termination of Employment. In the event of a Participant’s termination of employment for any reason, or in the event that a Participant otherwise ceases to be an Eligible Employee, no payroll deductions shall be taken from any pay due and owing to the Participant thereafter, no purchase shall be permitted on any Purchase Date after such termination of employment, and the balance, if any, in the Participant’s Account shall be paid to the Participant or, in the event of the Participant’s death, to the Participant’s estate.
     14. Rights Not Transferable. The right to participate in the Plan is not transferable by a Participant and is exercisable during the employee’s lifetime only by the employee.
     15. No Right to Continued Employment. Neither the Plan nor any right granted under the Plan shall confer upon any Participant any right to continuance of employment with the Company or any Affiliate, or interfere in any way with the right of the Company or Affiliate to terminate the employment of such Participant.
     16. Application of Funds. All funds received or held by the Company under this Plan may be used for any corporate purpose.
     17. Adjustments in Case of Changes Affecting Shares. In the event of a subdivision of outstanding Shares, or the payment of a stock dividend, the Share limit set forth in Paragraph 10 shall be adjusted proportionately, and such other adjustments shall be made as may be deemed equitable by the Committee. In the event of any other change affecting Shares (including any event described in Section 424(a) of the Code), such adjustment, if any, shall be made as may be deemed equitable by the Committee to give proper effect to such event, subject to the limitations of Section 424 of the Code.
     18. Amendment of the Plan. The Board of Directors of the Company or the Committee may at any time, or from time to time, amend the Plan in such manner as it may deem advisable. Nevertheless, neither the Board of Directors of the Company nor the Committee may (i) increase the maximum number of shares that may be issued pursuant to the Plan (ii) materially increase the benefits accruing to Participants under the Plan, or (iii) modify the requirements as to eligibility for participation in the Plan, without obtaining approval, within twelve months before or after such action, by vote of a majority of the votes cast at a duly called meeting of the Stockholders at which a quorum representing a majority of all outstanding voting stock of the Company is, either in person or by proxy, present and voting on the matter.

     19. Termination of the Plan. The Plan and all rights of employees under any offering hereunder shall terminate on the earliest of:
          (a) any time at the discretion of the Board of Directors; or
          (b) December 31, 2017.
Upon termination of this Plan, all amounts in the Accounts of Participants shall be carried forward into the Participant’s Account under a successor plan, if any, or promptly refunded.
     20. Governmental Regulations.
          (a) Anything contained in this Plan to the contrary notwithstanding, the Company shall not be obligated to sell or deliver any Shares under this Plan unless and until the Company is satisfied that such sale or delivery complies with (i) all applicable requirements of the governing body of the principal market in which such Shares are traded, (ii) all applicable provisions of the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder and (iii) all other laws or regulations by which the Company is bound or to which the Company is subject.
          (b) The Company (or an Affiliate) may make such provisions as it may deem appropriate for the withholding of any taxes or payment of any taxes which it determines it may be required to withhold or pay in connection with any Shares. The obligation of the Company to deliver Shares under this Plan is conditioned upon the satisfaction of the provisions set forth in the preceding sentence.
     21. Section 16 Restrictions for Officers and Directors. Notwithstanding any other provision of the Plan, each officer (for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and director of the Company shall be subject to such restrictions, if any, as are required so that transactions under the Plan by such officer or director shall be exempt from Section 16(b) of the Exchange Act. Without limiting the generality of the foregoing, such restrictions may include restrictions on the ability of an officer or director making withdrawals from the Plan, ceasing participation in the Plan and holding the Shares received under the Plan for so long as such restrictions are required to qualify for a Section 16 exemption.
     22. Repurchase of Shares. The Company shall not be required to repurchase from any Participant any Shares which such Participant acquires under the Plan.